EX-99.1
PRESS RELEASE

March 7, 2006

PRESS RELEASE

LISKA BIOMETRY ANNOUNCES CORPORATE CHANGES

The Board of Directors of Liska Biometry Inc. (Liska), headquarters in Dover, New Hampshire, announces the following corporate changes. As the company continues with its recently announced merger plans, it has accepted the resignation of Chairman Jean E. Boyle, Chief Operating and Financial Officer Manoj Hippola, and Corporate Secretary John Hollander. The Board is pleased to state that Liska Chief Executive Officer Christopher J. LeClerc has assumed the position of Chairman of the Board and Director Brian Hynes will serve as acting Corporate Secretary.

"In early February, the company announced to shareholders that the Board of Directors had approved a definitive agreement to merge operations with Digital Card Systems of Acton, MA (DCS)." explained Liska's CEO Christopher J. LeClerc. "As we grow our corporation and further position ourselves in the expanding Homeland Security markets, we see importance in the leadership of our corporation being centralized."

      The consolidation of the Canadian leadership and administrative functions into the United States operation will enable Liska Canada engineers to focus on the evolution of the proprietary BIN technology that they have developed. The company will continue to maximize the engineering value in Canada while it transitions other responsibilities to the United States.

      "We have world class engineering in Ottawa." LeClerc said, "and we're excited about the research and development work our Canadian group is doing. Our marketing and product development plans are aligned with a clear path and direction and we are very excited about the promise of our merger with DCS. The DCS management team brings with it a long track record of operating in the secure identification space which will complement and create a channel for our proprietary BIN technology."

Liska Biometry Safe Harbor Statement

This news release contains forward-looking statements that are subject to certain risks and uncertainties that may cause actual results to differ materially from those projected on the basis of such forward-looking statements. The words "estimate," "project," "intends," "expects," "believes," and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are made based on management's beliefs, as well as assumptions made by, and information currently available to, management pursuant to the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995. For a more complete description of these and other risk factors that may affect the future performance of Liska Biometry, see "Risk Factors" in the Company's Annual Report on Form 10-KSB and its other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made and the Company undertakes no obligation to disclose any revision to these forward-looking statements to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

For additional information contact:

Liska Biometry, Inc.
CONTACT: Christopher J. LeClerc, President and CEO
+1-603-742-8100, investors@liskabiometry.com
Web site: http://www.liskabiometry.com